UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 20, 2024

MEI Pharma, Inc.

(Exact name of Registrant as Specified in Its Charter)

Delaware	001-41827	51-0407811
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

11455 El Camino Real, Suite 250
San Diego, California		92130
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s Telephone Number, Including Area Code: 858 369-7100

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.00000002 par value	MEIP	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 8.01 Other Events

On February 20, 2024, MEI Pharma, Inc. (the “Company”), entered into a Capital on Demand™ Sales Agreement (the “Sales Agreement”) with JonesTrading Institutional Services LLC (the “Agent”), pursuant to which the Company may sell, from time to time, at its option, up to $25,000,000 in aggregate principal amount of an indeterminate amount of shares (the “Shares”) of the Company’s common stock, par value $0.00000002 per share, through the Agent, as the Company’s sales agent. However, due to the offering limitations applicable to the Company under General Instruction I.B.6. of Form S-3 as a result of the Company’s public float being less than $75.0 million, and in accordance with the terms of the Sales Agreement, the Company will initially be offering Shares having an aggregate gross sales price of up to $10,300,000. If the Company’s public float increases such that it may sell additional amounts under the Sales Agreement and the Registration Statement (as defined below), the Company may file supplements to the prospectus included in the Registration Statement prior to making additional sales.

Any Shares to be offered and sold under the Sales Agreement will be issued and sold (i) by methods deemed to be an “at-the-market offering” as defined in Rule 415(a)(4) promulgated under the Securities Act of 1933, as amended, or in negotiated transactions, if authorized by the Company, and (ii) pursuant to, and only upon the effectiveness of, a Registration Statement on Form S-3 filed by the Company with the Securities and Exchange Commission on February 20, 2024 for an offering of up to $100,000,000 of various securities, including shares of the Company’s common stock, preferred stock, warrants, rights and/or units for sale to the public in one or more public offerings (the “Registration Statement”).

Subject to the terms of the Sales Agreement, the Agent will use reasonable efforts to sell the Shares from time to time, based upon the Company’s instructions (including any price, time, or size limits or other customary parameters or conditions the Company may impose). The Company cannot provide any assurances that it will issue any Shares pursuant to the Sales Agreement. The Company will pay the Agent a commission of 3.0% of the gross sales price of the Shares sold pursuant to the Sales Agreement, if any. The Company has also agreed to provide the Agent with customary indemnification rights.

The offering of the Shares will terminate upon the earliest of (a) the issuance and sale of all of the Shares by the Agent on the terms and subject to the conditions set forth in the Sales Agreement and (b) the termination of the Sales Agreement by either of the parties thereto.

This Current Report on Form 8-K shall not constitute an offer to sell or the solicitation of an offer to buy the Shares nor shall there be any sale of the Shares in any state in which such offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

The foregoing description of the Sales Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Sales Agreement, which is attached hereto as Exhibit 1.1 and is incorporated by reference herein.

Item 9.01 Financial Statements and Exhibits.

Exhibit No.	Description

1.1	Sales Agreement by and between MEI Pharma, Inc. and JonesTrading Institutional Services LLC, dated as of February 20, 2024.

104	Cover Page Interactive Data File – the cover page interactive data file does not appear in the Interactive Data File because its XBRL tags are embedded within the XBRL document.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MEI PHARMA, INC.

Date:	February 21, 2024	By:	/s/ Justin J. File
Justin J. File Chief Financial Officer and Secretary